EXHIBIT 10.22

AMENDMENT FOUR TO THE 1995

KEY EMPLOYEES’ STOCK OPTION PLAN OF

DUKE REALTY INVESTMENTS, INC.

This Amendment Four to the 1995 Key Employees’ Stock Option Plan of Duke Realty Investments, Inc. (“Plan”) is hereby adopted  this 27th of July, 1999, but effective as of July 2, 1999, by Duke-Weeks Realty Corporation, f/k/a Duke Realty Investments, Inc.,  (“Company”);

WITNESSETH:

WHEREAS, the Company adopted the Plan for the purposes set forth therein; and

WHEREAS, pursuant to Section 4.1 of the Plan, the Company has reserved the right to amend the Plan with respect to certain matters, by action of the Board of Directors or the Executive Compensation Committee thereof (“Committee”); and

WHEREAS, the Committee has determined to amend Section 3.9 of the Plan to allow the Committee to grant, on a case-by-case basis, additional time during which an optionee can exercise an option after termination of employment for reasons other than For Cause, but not beyond the original term of the option; and

WHEREAS, the Committee has approved and adopted this Amendment Four;

NOW, THEREFORE, pursuant to the authority reserved to the Committee under Section 4.1 of  the Plan, the Plan is hereby amended, effective as of July 2, 1999, in the following particular:

By adding the following subsection (d) to the end of Section 3.9 effective as of July 2, 1999:

“(d)   Committee Discretion to Extend Time For Exercising Option.  If an optionee’s employment terminates for any reason other than For Cause, the Committee may, in its sole discretion, grant an extension of the period of time specified in subsections (a) and (c) for exercising an option, but not later than the date the option expires pursuant to its terms.  During such extended period, subject to the limitations of this Plan and the option agreement between the Company and the optionee, the optionee, his guardian, attorney-in-fact or personal representative, as the case may be, may exercise the option in full.  Notwithstanding the foregoing, in the case of an ISO, such option shall be exercisable as an ISO only during the three (3) month period following the optionee’s termination of employment (for reasons other than Total and Permanent Disability, in which case the option may be exercised as an ISO for a period of twelve (12) months) or death and in no event later than the date specified in the stock option agreement.  During the remainder of such extended period, the option may be exercised as an NSO.”

All other provisions of the Plan shall remain the same.

IN WITNESS WHEREOF, Duke-Weeks Realty Corporation, f/k/a Duke Realty Investments, Inc., by its officers thereunder duly authorized, has executed this Amendment Four to the 1995 Key Employees’ Stock Option Plan of Duke Realty Investments, Inc., this 27th of July, 1999, but effective as of July 2, 1999.